Exhibit 99.1

CONTACTS:
FOR IMMEDIATE RELEASE:	ArthroCare Corp.
Misty Romines
512-391-3902

ARTHROCARE REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS

Austin, Texas — October 31, 2012 — ArthroCare Corp. (NASDAQ: ARTC), a leader in developing state-of-the-art, minimally invasive surgical products, announced its financial results for the third quarter ended September 30, 2012.

THIRD QUARTER 2012 HIGHLIGHTS

•                  Total revenue of $86.9 million.

•                  Income from operations of $13.7 million, or operating margin of 15.7 percent.

•                  Net income available to common stockholders of $9.1 million, or $0.27 per diluted share.

REVENUE

Total revenue for the third quarter of 2012 was $86.9 million, compared to $83.3 million for the third quarter of 2011, an increase of 4.4 percent.

Product sales for the third quarter of 2012 were $82.6 million compared to $79.4 million in the third quarter of 2011, an increase of 4.0 percent.  Product sales increased 5.8 percent in constant currency over the same quarter of the prior year.

Worldwide sales of Sports Medicine products increased $3.1 million or 5.9 percent.  In constant currency, Sports Medicine product sales increased 8.1 percent this quarter when compared to the same quarter in 2011.  For the quarter ended September 30, 2012, contract manufacturing product sales under our supply agreement with Smith and Nephew increased $2.0 million, or 42.2 percent, and proprietary Sports Medicine product sales increased $1.4 million, or 5.5 percent.  The increase in Americas proprietary Sports Medicine sales in the quarter was due to unit volume increases due to recent Coblation® and fixation new product introductions as well as increased sales of knee wands resulting from our knee initiative.  International Sports Medicine product sales decreased $0.4 million, or 2.3 percent, in the third quarter of 2012 compared to the same period in 2011.  The decrease was the result of the translation effect of a stronger U.S. dollar against the euro, British pound and Australian dollar, partially offset by higher sales volumes primarily in direct markets.

Worldwide ENT product sales increased $0.6 million, or 2.5 percent.  In constant currency, ENT product sales increased 3.2 percent in the third quarter of 2012 as compared to the same quarter of 2011.  Americas ENT product sales decreased $0.4 million or 1.8 percent as a decrease in Coblation sales volumes was partially offset by higher average selling prices and higher sales volumes of our Rapid Rhino® products.  International ENT product sales increased $1.0 million or 20.5 percent as a result of higher product sales in direct and distributor markets, with the exception of southern European and Middle Eastern distributor markets.

Other product sales decreased $0.6 million in the third quarter of 2012 compared to the same quarter of 2011.

Across all product areas International product sales increased $0.3 million, or 1.3 percent in the third quarter of 2012 as compared to the same quarter of 2011.  Had the same foreign currency rates been in effect in the quarter ended September 30, 2012 as were in effect in the third quarter in 2011, the U.S. dollar reported value of product sales would have been higher by $1.4 million for this quarter.

Management believes percentage sales growth in constant currency is an important metric for evaluating our operations because the impact of changing foreign currency exchange rates may not provide an accurate baseline for analyzing trends in our business.  Percentage sales growth in constant currency is calculated by translating current year sales at prior year average foreign currency exchange rates. Constant currency is a non-GAAP measure and it should not be considered as a substitute for measures prepared in accordance with GAAP.

GROSS PRODUCT MARGIN

Gross product margin as a percentage of product sales was 68.3 percent for the third quarter of 2012 compared to 67.9 percent for the third quarter of 2011.

INCOME FROM OPERATIONS

Income from operations for the third quarter of 2012 was $13.7 million compared to $4.4 million for the same period in 2011.  Operating margin for the third quarter of 2012 was 15.7 percent compared to 5.2 percent for the same period in 2011.

Under the short-term incentive plan for 2012 approved by the Board of Directors, Adjusted Operating Margin is a key metric for purposes of evaluating business performance.  Adjusted Operating Margin is Operating Margin adjusted for investigation and restatement related costs.  Investigation and restatement related costs were 2.5 percent and 7.2 percent of total revenue for the third quarters of 2012 and 2011, respectively, and Adjusted Operating Margin was 18.2 percent and 12.4 percent for these same periods. Adjusted Operating Margin is a non-GAAP measure of profitability and it should not be considered as a substitute for measures prepared in accordance with GAAP.

Total operating expenses were $47.1 million in the third quarter of 2012 compared to $53.4 million in the third quarter of 2011.  Exit costs decreased $2.8 million and investigation and restatement costs decreased $3.8 million in this quarter as compared to the third quarter of 2011. Sales and marketing expenses increased $1.4 million, to 31.2 percent of total revenues this quarter compared to 30.9 percent for the same quarter of 2011.

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS

Earnings per share from continuing operations applicable to common stockholders was $0.27 per diluted share in the third quarter of 2012 compared to $0.05 per diluted share in the third quarter of 2011.

BALANCE SHEET AND CASH FLOWS

Cash and cash equivalents was $203.2 million as of September 30, 2012 compared to $219.6 million at December 31, 2011. In the first quarter of 2012, the Company paid $74 million as required under the proposed settlement of the private securities class actions.  Excluding this payment, cash and cash equivalents increased $57.6 million during the nine months ended September 30, 2012.  Cash used in operating activities for the nine months ended September 30, 2012 was $10.6 million compared to cash provided by operating activities of $69.8 million for the nine months ended September 30, 2011.  Adjusting for the funding of the $74 million settlement of the private securities class actions, cash provided by operating activities in the first nine months of 2012 would have been $63.4 million.

CONFERENCE CALL

ArthroCare will hold a conference call with the financial community to present these results at 8:30 a.m. ET/5:30 a.m. PT on Thursday, November 1, 2012. To participate in the live conference call dial 855-724-2350.  A live and on-demand webcast of the call will be available on ArthroCare’s Web site at www.arthrocare.com.  A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21609480.  The replay will remain available through November 15, 2012.

ABOUT ARTHROCARE

ArthroCare develops and manufactures surgical devices, instruments, and implants that strive to enhance surgical techniques as well as improve patient outcomes.  Its devices improve many existing surgical procedures and enable new minimally invasive procedures.  Many of ArthroCare’s devices use its internationally patented

Coblation® technology. This technology precisely dissolves target tissue and limits damage to surrounding healthy tissue. ArthroCare also develops surgical devices utilizing other patented technology including its OPUS® line of fixation products as well as re-usable surgical instruments.  ArthroCare is leveraging these technologies in order to offer a comprehensive line of surgical devices to capitalize on a multi-billion dollar market opportunity across several surgical specialties, including its two core product areas consisting of Sports Medicine and Ear, Nose, and Throat as well as other areas such as spine, wound care, urology and gynecology.

FORWARD-LOOKING STATEMENTS

The information provided herein includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on beliefs and assumptions by management and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Additional factors that could cause actual results to differ materially from those contained in any forward-looking statement include, without limitation: the resolution of litigation pending against the Company; the impact upon the Company’s operations of legal compliance matters which may require improvement and remediation; the ability of the Company to control expenses relating to legal or compliance matters; the Company’s ability to remain current in its periodic reporting requirements under the Exchange Act and to file required reports with the Securities and Exchange Commission on a timely basis; the results of the investigation being conducted by the United States Department of Justice; the impact on the Company of additional civil and criminal investigations by state and federal agencies and civil suits by private third parties involving the Company’s financial reporting and its previously announced restatement and its insurance billing and healthcare fraud-and-abuse compliance practices; the results of the civil investigation by the Department of Justice related to the Civil Investigative Demand we received arising under the False Claims Act; the possibility that the Department of Justice could institute civil proceedings against us, based on the results of the investigation related to the Civil Investigative Demand; the risk that we could be subject to qui tam suits involving the False Claims Act; the possibility that the Department of Justice could institute a criminal enforcement action against us based on the results of the civil investigation related to the Civil Investigative Demand;  the resolution of any litigation related to the civil investigation; the ability of the Company to attract and retain qualified senior management and to prepare and implement appropriate succession planning for its Chief Executive Officer; general business, economic and political conditions; competitive developments in the medical devices market; changes in applicable legislative or regulatory requirements; the Company’s ability to effectively and successfully implement its business strategies, and manage the risks in its business; and the reactions of the marketplace to the foregoing.

Financial Tables Appended

ARTHROCARE CORPORATION

Condensed Consolidated Balance Sheets - Unaudited

(in thousands, except par value data)

	September 30, 2012	December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$203,163	$219,605
Accounts receivable, net of allowances of $2,002 and $2,251 at September 30, 2012 and December 31, 2011, respectively	41,196	51,350
Inventories, net	49,591	35,761
Deferred tax assets	28,321	40,622
Prepaid expenses and other current assets	5,136	5,532
Total current assets	327,407	352,870

Property and equipment, net	30,946	35,769
Intangible assets, net	2,685	5,457
Goodwill	119,924	119,159
Deferred tax assets	18,178	18,159
Other assets	2,064	1,587
Total assets	$501,204	$533,001

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,665	$15,258
Accrued liabilities	38,203	112,586
Deferred Revenue	451	742
Deferred tax liabilities	76	—
Income tax payable	—	1,542
Total current liabilities	52,395	130,128

Deferred tax liabilities	296	29
Other non-current liabilities	18,976	18,922
Total liabilities	71,667	149,079

Commitments and contingencies (Notes 6 and 7)

Series A 3% Redeemable Convertible Preferred Stock, par value $0.001; Authorized: 100 shares; Issued and outstanding: 75 shares at September 30, 2012 and December 31, 2011; Redemption value: $87,089	79,850	77,184

Stockholders’ equity:
Preferred stock, par value $0.001; Authorized: 4,900 shares; Issued and outstanding: none	—	—
Common stock, par value $0.001; Authorized: 75,000 shares; Issued: 31,801 and 31,523 shares Outstanding: 27,851 and 27,562 shares at September 30, 2012 and December 31, 2011, respectively	28	28
Treasury stock: 3,950 and 3,968 shares at September 30, 2012 and December 31, 2011, respectively	(106,645)	(107,126)
Additional paid-in capital	409,942	400,580
Accumulated other comprehensive income	5,180	4,615
Retained earnings	41,182	8,641
Total stockholders’ equity	349,687	306,738
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$501,204	$533,001

ARTHROCARE CORPORATION

Condensed Consolidated Statements of Operations - Unaudited

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenues:
Product sales	$82,602	$79,432	$258,448	$249,864
Royalties, fees and other	4,338	3,835	13,070	12,609
Total revenues	86,940	83,267	271,518	262,473

Cost of product sales	26,204	25,529	80,210	76,170

Gross profit	60,736	57,738	191,308	186,303
Operating expenses:
Research and development	8,184	8,037	23,677	21,460
Sales and marketing	27,175	25,752	86,217	81,124
General and administrative	8,191	9,479	24,833	26,372
Amortization of intangible assets	1,363	1,338	4,000	3,972
Exit costs	—	2,814	(778)	5,304
Investigation and restatement-related costs	2,139	5,963	4,363	12,145
Total operating expenses	47,052	53,383	142,312	150,377

Income from operations	13,684	4,355	48,996	35,926

Non-operating gains (losses)	183	(1,028)	(578)	(661)

Income from continuing operations before income taxes	13,867	3,327	48,418	35,265

Income tax provision	3,882	898	13,211	9,677

Net income from continuing operations	9,985	2,429	35,207	25,588

Income from discontinued operations, net of taxes	—	—	—	1,911

Net income	9,985	2,429	35,207	27,499

Accrued dividend and accretion charges on Series A	(900)	(857)	(2,666)	(2,546)

Net income available to common stockholders	9,085	1,572	32,541	24,953

Other comprehensive income
Foreign currency translation adjustments	951	751	565	365

Total comprehensive income	$10,936	$3,180	$35,772	$27,864

Weighted average shares outstanding:
Basic	27,714	27,466	27,698	27,335
Diluted	28,087	27,855	28,096	27,755

Earnings per share from continuing operations applicable to common stockholders:
Basic	$0.27	$0.05	$0.97	$0.70
Diluted	$0.27	$0.05	$0.96	$0.68

Earnings per share applicable to common stockholders:
Basic	$0.27	$0.05	$0.97	$0.75
Diluted	$0.27	$0.05	$0.96	$0.74

ARTHROCARE CORPORATION

Supplemental Schedule of Product Sales - Unaudited

(in thousands)

	Three Months Ended				Three Months Ended
	September 30, 2012				September 30, 2011
	Americas	International	Total Product Sales	% Net Product Sales	Americas	International	Total Product Sales	% Net Product Sales

Sports medicine	$36,787	$18,414	$55,201	66.8%	$33,251	$18,850	$52,101	65.6%
ENT	19,677	5,846	25,523	30.9%	20,046	4,851	24,897	31.3%
Other	322	1,556	1,878	2.3%	658	1,776	2,434	3.1%
Total product sales	$56,786	$25,816	$82,602	100.0%	$53,955	$25,477	$79,432	100.0%

	Nine Months Ended				Nine Months Ended
	September 30, 2012				September 30, 2011
	Americas	International	Total Product Sales	% Net Product Sales	Americas	International	Total Product Sales	% Net Product Sales

Sports medicine	$113,868	$58,357	$172,225	66.6%	$106,980	$58,987	$165,967	66.4%
ENT	62,985	16,629	79,614	30.8%	62,732	13,903	76,635	30.7%
Other	1,322	5,287	6,609	2.6%	2,203	5,059	7,262	2.9%
Total product sales	$178,175	$80,273	$258,448	100.0%	$171,915	$77,949	$249,864	100.0%